Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contacts: Christopher Chai Treasurer & Executive Director, Investor Relations CV Therapeutics, Inc. (650) 384-8560	Media Contacts: John Bluth Senior Director, Corporate Communications CV Therapeutics, Inc. (650) 384-8850

ASCOT STUDY WHICH INCLUDED PERINDOPRIL STOPPED EARLY DUE TO

SIGNIFICANT BENEFIT IN TREATMENT ARM OF STUDY

—Perindopril marketed as ACEON® in United States—

PALO ALTO, Calif., December 15, 2004—The Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT), evaluating the effectiveness of a treatment regimen with the calcium channel blocker amlodipine and the angiotensin converting enzyme (ACE) inhibitor perindopril compared to a treatment regimen with the beta blocker atenolol and the diuretic bendroflumethiazide, has been stopped early by the ASCOT steering committee due to significant benefits observed in the amlodipine plus perindopril arm of the study, according to those conducting the study.

In the United States, perindopril is marketed under the brand name ACEON®. CV Therapeutics, Inc. (Nasdaq: CVTX) and Solvay Pharmaceuticals, Inc. recently entered into a co-promotion agreement for ACEON®, an ACE inhibitor with tissue activity approved in the United States for the treatment of patients with essential hypertension. In Europe, perindopril is marketed under the brand name Coversyl®.

About the ASCOT Study

The antihypertensive arm of the multi-national, randomized ASCOT study compared the ability of two different treatment regimens to reduce a composite endpoint of nonfatal myocardial infarction and fatal coronary heart disease in more than 19,000 hypertensive patients.

Patients were randomized to receive a treatment regimen of the beta blocker atenolol and the diuretic bendroflumethiazide or a treatment regimen of the calcium channel blocker amlodipine and the ACE inhibitor perindopril. The study’s steering committee stopped the study early after observing significant benefit in the amlodipine plus perindopril arm, which would have made it unethical to continue the study. Results from ASCOT are expected to be presented at an upcoming medical conference.

This study was neither funded nor sponsored by CV Therapeutics, Inc. or Solvay Pharmaceuticals, Inc., holder of the ACEON® Tablets IND and NDA in the United States. Further information on the study can be found at http://www.ascotstudy.org.

About ACE Inhibitors

ACE inhibitors act to reduce hypertension by interfering with the conversion of angiotensin I to artery-constricting, angiotensin II. Blocking the production of angiotensin II results in arterial vasodilation and an accompanying reduction in blood pressure.

ACE inhibitors currently are recommended as first-line therapy for hypertension in certain patient populations, because of their safety and efficacy. Most recently, the Seventh Report of the Joint National Committee on Prevention, Detection, Evaluation, and Treatment of High Blood Pressure has recommended ACE inhibitors as one of the initial therapy choices for compelling indications such as heart failure, postmyocardial infarction, high coronary disease risk, diabetes, chronic kidney disease and recurrent stroke prevention. ACEON® is only indicated for the treatment of patients with essential hypertension.

Certain ACE inhibitors, including ACEON®, which have been shown to have an enhanced affinity for the tissues, are known as tissue-ACEs.

About ACEON®

ACEON® is an ACE inhibitor indicated for the treatment of essential hypertension. It offers continuous 24-hour blood pressure control with once-daily dosing for hypertensive patients. ACEON® may be used alone or with other classes of antihypertensives.

ACEON® is contraindicated in patients known to be hypersensitive to this product or to any other ACE inhibitors and in patients with a history of angioedema related to previous treatment with an ACE inhibitor.

When used in pregnancy during the second and third trimesters, ACE inhibitors can cause injury and even death to the developing fetus. When pregnancy is detected, ACEON® should be discontinued as soon as possible.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics has entered into an agreement with Solvay Pharmaceuticals to co-promote ACEON® (perindopril erbumine) for the treatment of hypertension, and CV Therapeutics currently has four clinical development drug candidates.

CV Therapeutics has received an approvable letter from the U.S. Food and Drug Administration (FDA) relating to its new drug application for Ranexa for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Medicines

Agency. Regadenoson is a selective A2A-adenosine receptor agonist for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson is a selective A1-adenosine receptor agonist for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™ is a selective A1-adenosine receptor antagonist for the potential treatment of heart failure and has been licensed to Biogen Idec Inc. For more information, please visit CV Therapeutics’ website at www.cvt.com.

Ranexa, regadenoson, tecadenoson and Adentri have not been approved for marketing by the FDA or any foreign regulatory authorities. These products are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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